POWER OF ATTORNEY

With this Power of Attorney, the undersigned, Bradley T. Camden, hereby appoints each of Ismat Aziz, John M. Boschelli, C. Thomas Evans, Jr.
and Baird S. Allis, so long as such individual remains an officer of Kemper Corporation, as the undersigneds true and lawful attorney-in-fact with the power and authority individually to execute and file on the undersigneds behalf all Forms 3, 4, 5, and 144 (including any amendments, successor or related forms thereto) that the undersigned may from time to time be required to file with the United
States Securities and Exchange Commission as a result of the undersigneds ownership of, or transactions in, securities of Kemper Corporation, and to take such other actions which such attorney-in-fact believes necessary or appropriate in connection with the filing of such forms.

This Power of Attorney shall revoke any Power of Attorney relating to the same subject that was previously executed by the undersigned and shall continue until the undersigned is no longer required to file such forms or until earlier revoked in writing.
The undersigned acknowledges that none of the above-named persons nor Kemper Corporation is assuming any of the undersigneds responsibilities or obligations to comply with the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, or any rules or regulations promulgated thereunder.

_/s/ Bradley T. Camden
Bradley T. Camden

Dated:  09/13/23